EXHIBIT 15



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:   Pharmacia & Upjohn, Inc.
      Registration on Form 10-Q

We are aware that our report dated April 30, 1996 on our review of interim financial information of Pharmacia & Upjohn, Inc. and Subsidiaries for the three-month periods ended March 31, 1996 and 1995, included in this Form 10-Q is incorporated by reference in the Company's prospectus in Form S-8 Registration Statement (No. 33-63903) and the prospectus in Form S-8 Registration Statement (No. 33-03109). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of the Act.

      COOPERS & LYBRAND L.L.P.
                                          KPMG PEAT MARWICK LLP


Chicago, Illinois
May 15, 1996